Exhibit 99.1

Cohen & Steers, Inc. 280 Park Avenue New York, NY 10017-1216 212 832 3232

Contact:

Paul Zettl

Senior Vice President

Head of Global Marketing

212 446 9189

Cohen & Steers Announces Chief Executive Officer Succession

Effective March 1, 2022, Joseph M. Harvey will succeed Robert H. Steers as CEO

NEW YORK, November 4, 2021— Cohen & Steers, Inc. (NYSE: CNS) announced today that effective March 1, 2022, Joseph M. Harvey will succeed Robert H. Steers as Chief Executive Officer and maintain his role as President. At that time, Mr. Steers will assume the role of Executive Chairman of the company. Martin Cohen remains Chairman of the Board of Directors.

Mr. Harvey, who joined Cohen & Steers in 1992, has served as President since 2003 and a member of the company’s Board of Directors since 2019. He was a portfolio manager from 1998 to 2016 and Chief Investment Officer from 2003 to 2019.

Joseph Harvey, President, said:

“I am honored to have the opportunity to lead our firm’s next phase of growth, while continuing to deliver the excellence, innovation and outstanding performance that investors and shareholders have come to expect from Cohen & Steers. We remain committed to being the largest, independent specialist manager focused on real assets and alternative income, while innovating investment strategies that deliver alpha, income, diversification and inflation protection.”

Robert Steers, Chief Executive Officer, said:

“Joe has been here since the early days of Cohen & Steers and has been integral to our firm’s many accomplishments, generating superior investment performance, broadening our investment capabilities, expanding globally, going public and leading our firm through many cycles. I have had the privilege of working with Joe for the past 29 years and know that he will be highly effective at taking our firm to new heights.”

About Cohen & Steers. Cohen & Steers is a leading global investment manager specializing in real assets and alternative income, including real estate, preferred securities, infrastructure, resource equities, commodities, as well as multi-strategy solutions. Founded in 1986, the firm is headquartered in New York City, with offices in London, Dublin, Hong Kong and Tokyo.

SOURCE: Cohen & Steers

CONTACT: Paul Zettl

Senior Vice President, Head of Global Marketing

212 446 9189

Website: https://www.cohenandsteers.com

Symbols: NYSE: CNS, RFI, RNP, RQI, UTF, PSF, LDP, FOF, PTA

Forward-Looking Statements

This press release and other statements that Cohen & Steers may make may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the Company’s current views with respect to, among other things, the Company’s operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “may,” “will,” “should,” “seeks,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative versions of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these forward-looking statements. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

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